Hartman Short Term Income Properties XX, Inc.
Quarterly Shareholder Update
Prepared Questions and Answers
8/23/22

1.You previously mentioned a number of economic and fiscal conditions that have led to the decision to suspend the dividend payments to shareholders. There are other REITs which have not suspended dividends. Why has Hartman XX suspended dividends?

Our operations and floating-rate debt allowed us to take advantage of the low interest rates during COVID, helping the Company maintain distributions much longer than many of our competitors. Unfortunately, now interest rates are increasing rapidly. The decision to suspend distributions was largely based on the fixed-rate loan market drying up and us not being able to complete our refinance as originally expected.

2.Distributions are on hold. Is it going to be retroactive as July 2022?

Distributions do not accrue or collect interest. We are constantly analyzing when distributions may resume.

3.With occupancy rates rising I don't understand why you didn't reduce the dividend as opposed to temporarily suspending it?

The increase in the variable interest rate for the large portion of our portfolio is a contributing factor to a decline in available cash flow.

Furthermore, there is a cost to rapidly increasing occupancy, including capital expenditures. The Company has spent or allocated significant capital costs towards this goal of increasing occupancy which has contributed in-part to the near-term cash crunch.

Due to free rent periods, a standard lease incentive, there is a delay in the increased cash receipts because from the increased occupancy.

4.What is the long-term forecast of REIT XX funds? What is the life of this investment?

Currently, the Board and Management are exploring strategies that maximize stockholder value, such as possibly liquidating a selection of the buildings in the portfolio.

5.Can you sell any of your buildings?

While the decision is still being made, the Board and Management are identifying which properties could be used to reduce our leverage. It is important to understand that, with the current debt structure, the funds generated from property sales will not be immediately available to shareholders, as the majority of proceeds will go to our lender to reduce leverage, as is required by our loan documents.

6.Please comment about the share redemption process?

At the moment, the Board has suspended our redemption program. We are constantly analyzing when redemptions may resume.

Hartman Short Term Income Properties XX, Inc.
Quarterly Shareholder Update
Prepared Questions and Answers
8/23/22
7.What option is available to do a distribution to satisfy the IRS regarding the required minimum distributions (RMD)?

Investors have several options to meet the requirements of their IRAs. Please consult with your tax advisor on the appropriate strategy for your situation. An investor may, in addition to other actions:

a.pull their RMD from another liquid IRA to satisfy the annual minimum;
b.transfer the minimum required shares out of the IRA and into a non-tax qualified account or a Roth IRA, this will cause the taxes to be taken during the transfer and will satisfy the minimums.

8.Why floating rate debt initially?

The original SASB floating rate was 4.08%. It fell to a 2021 low of 1.9% during the interest-rate lows of COVID, this lasted from June of 2020 through March of 2022. This low interest rate during COVID helped Hartman maintain distributions much longer than many of our competitors. The current rate is at 3.8% and increasing rapidly. We project this floating rate debt might be 5.1% before year-end.

The one-month cap is 3.75% LIBOR while the overall cap is 5.55%.

9.What is the impact of rising interest rates and inflation?

Rising interest rates and inflation increase our debt interest expense and operating expenses. Half of the Hartman XX portfolio has triple net leases which provide insulation from some of the inflation-related operating expenses by allowing the Company to pass along costs to tenants.

The short-term lease structure of many of the Hartman XX leases allows us to increase rents to market-level when a lease is renewed or a property is re-leased, matching the increase in rental rates due to inflation.

10.You had previous plans for an IPO, but that did not happen. Will Hartman commit to a date certain on completion of an IPO?

Our independent directors annually evaluate the prospect of an IPO or a public listing by consulting third party investment banks as advisors. However, to date, it has been determined that a decision to list publicly would not create value for the Company’s stockholders. By not entering the public market, we have successfully managed to protect the price per share value of your investment.

11.As a portfolio target, do you endeavor to maintain a debt-to-equity ratio? What is the target and what is the actual ratio?

Our longstanding goal has been to maintain a 50% loan-to-value ratio across the platform. Our current debt-to-equity ratio is at a property level was last calculated at 43%. With rising interest rates, we are considering reducing our leverage even further to reduce our interest exposure.

Hartman Short Term Income Properties XX, Inc.
Quarterly Shareholder Update
Prepared Questions and Answers
8/23/22
12.Occupancy is going up, so why is the NAV going down?

The NAV has actually increased in the last year. Now, rising interest rates are pushing cap rates higher which can lead to a potential drop in the NAV in the future.

13.There have been many iterations of this investment. Please explain exactly what we now own.

I believe that you may be referring to the three companies which were merged in 2020, Hartman Income REIT, Inc., Hartman Short Term Income Properties XIX, Inc., and Hartman Short Term Income Properties XX, Inc. The surviving company from this merger is Hartman Short Term Income Properties XX, Inc. You are a stockholder in this company.

14.Since the refinancing failed, what is risk of foreclosure and loss of principal?

We currently believe the risk to be minimal because the Company has an additional extension of our current SASB loan through October of 2023, and we currently expect to make the required loan payments.